Exhibit (a)(1)(i)

Exchange Circular

Health Management Associates, Inc.

Offer to Exchange

Zero-Coupon Convertible Senior Subordinated Notes due 2022

CUSIP Nos. 421933AC6 and 421933AD4

(“Old Notes”)

for

Exchange Zero-Coupon Convertible Senior Subordinated Notes due 2022

CUSIP No. 421933AG7

(“New Notes”)

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON DECEMBER 28, 2004, UNLESS THE EXCHANGE OFFER IS EXTENDED BY US.

The Exchange Offer

We invite the holders of Old Notes to tender for exchange any Old Notes upon the terms and subject to the conditions described in this exchange circular and in the related letter of transmittal which, as amended or supplemented from time to time, constitute the exchange offer.

Each Old Note was issued on January 28, 2002 with a principal amount at maturity of $1,000. We currently have outstanding $330,000,000 aggregate principal amount at maturity of Old Notes. Each $1,000 principal amount at maturity of Old Notes that are validly tendered and not withdrawn will be exchanged for $1,000 principal amount at maturity of New Notes. We refer to the date of delivery of the New Notes as the “exchange date.” We will accept Old Notes validly tendered for exchange and not validly withdrawn as of the expiration date, upon the terms and subject to the conditions of the exchange offer.

THE EXCHANGE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF OLD NOTES BEING TENDERED. THE EXCHANGE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE “THE EXCHANGE OFFER—CONDITIONS TO THE EXCHANGE OFFER.”

The exchange offer:

•	expires at 12:00 midnight, New York City time, on December 28, 2004, which we refer to as the expiration date, unless extended by us;
•	provides that Old Notes tendered may be withdrawn at any time before 12:00 midnight, New York City time, on the expiration date; and
•	is subject to other customary conditions described in this exchange circular.

Material Differences between New Notes and Old Notes

The terms of the New Notes and of the Old Notes are more fully described elsewhere in this exchange circular. The terms of the New Notes are similar to the terms of the Old Notes, but will differ in the following material ways:

•	you may require us to repurchase all or a portion of either the Old Notes or the New Notes on January 28, 2005, 2007, 2012 and 2017, but additionally you may require us to repurchase all or a portion of the New Notes on January 28, 2006. We must pay cash for any Old Notes repurchased on January 28, 2005, but for any repurchases of the Old Notes on or after January 28, 2007, we may choose to pay the purchase price in cash, in shares of our class A common stock or any combination thereof. However, we will only pay cash for any New Notes that holders require us to repurchase;
•	we may choose to pay the purchase price for any Old Notes we are required to repurchase upon a fundamental change in cash, in shares of our class A common stock or any combination thereof. Any New Notes we are required to repurchase upon a fundamental change will be paid for only in cash;
•	holders of Old Notes surrendered for conversion will receive 32.1644 shares of our class A common stock (subject to adjustment), while holders of New Notes surrendered for conversion will receive the value (calculated as described herein) of 32.1644 shares of our class A common stock (subject to adjustment). This value will be paid in cash in an amount equal to the lesser of (a) the accreted principal amount of the New Notes on the conversion date and (b) the product of the conversion rate (32.1644, subject to adjustment) multiplied by the average sale price of our class A common stock on the New York Stock Exchange on each of the five consecutive trading days beginning on the third business day following the conversion date of the New Notes. The remainder will be paid, at our election, in cash, in shares of our class A common stock or any combination thereof;
•	during any period when contingent interest is payable, the contingent interest payable per New Notes in respect of any six-month period will equal 0.125% of the average price of a New Note for the related five day reference period. Contingent interest on the Old Notes, if payable, is variable and equal to the greater of (i) the sum of all cash dividends we pay on our class A common stock in respect of any six-month period multiplied by the number of shares of class A common stock issuable upon conversion of the Old Note or (ii) 0.125% of the average price of an Old Note for the related five day reference period; and
•	the conversion rate adjustments applicable to the New Notes will generally be identical to the conversion rate adjustments applicable to the Old Notes; however, under the New Notes, the conversion rate will be adjusted for cash dividends until January 28, 2007 to the extent such dividends exceed $0.04 per quarter. After January 28, 2007, the conversion rate for the New Notes will be adjusted for cash dividends only if such dividends exceed 10% of the market price of our class A common stock, which is the same conversion rate adjustment for cash dividends applicable to the Old Notes during the life of the Old Notes.

See “ Summary” beginning on page 5 of this exchange circular for a more complete description of the exchange offer and the differences between the Old Notes and New Notes.

Exchanging Old Notes for New Notes involves risks which are described in the “ Risk Factors Relating to the New Notes” section beginning on page 17 of this exchange circular.

We are making the exchange offer in reliance on the exemption from the registration requirements of the Securities Act of 1933 afforded by Section 3(a)(9) thereof. Therefore, we will not pay any commission or other remuneration to any broker, dealer, salesperson, or other person for soliciting tenders of the Old Notes. We have instructed Global Bondholder Services Corporation, the exchange agent and information agent for the exchange offer, and our other agents and advisors not to solicit exchanges in connection with the exchange offer or to make any recommendation with respect to acceptance or rejection of the exchange offer. The exchange agent and the information agent will answer questions with respect to the exchange offer solely by reference to the terms of this exchange circular. They may be contacted at the addresses and telephone numbers set out on the back cover of this exchange circular.

Based on interpretations by the staff of the Division of Corporation Finance of the Securities and Exchange Commission, which we refer to as the “SEC,” we believe that the New Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act of 1933 because (i) the Old Notes were either registered under the Securities Act of 1933, or (ii) over two years have elapsed since the Old Notes were issued.

None of Health Management Associates, Inc., the information agent, the exchange agent or any of our other agents or advisors makes any recommendation to holders of Old Notes as to whether to exchange or refrain from exchanging their Old Notes. In addition, no one has been authorized to make any such recommendation. You must make your own decision whether or when to exchange Old Notes pursuant to the exchange offer and, if so, the aggregate principal amount at maturity of Old Notes to exchange.

The date of this exchange circular is November 30, 2004.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This exchange circular does not constitute an offer of, or an invitation to purchase, any of the New Notes in any jurisdiction in which such offer or invitation would be unlawful.

We are not aware of any jurisdiction where the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the exchange offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with applicable law, we will not make the exchange offer to, nor will we accept tenders from or on behalf of, holders of Old Notes residing in that jurisdiction.

SUMMARY TERM SHEET

We are providing this summary of the terms of the exchange offer for your convenience. It highlights material information found elsewhere in this exchange circular, but you should realize that it does not describe all of the details of the exchange offer to the same extent described elsewhere in this exchange circular. We urge you to read the entire exchange circular and the related letter of transmittal because they contain the full details of the exchange offer. Where helpful, we have included references to the sections of this exchange circular where you will find a more complete discussion.

Q:	Who is making the exchange offer?

A:	Health Management Associates, Inc. (“HMA”), the issuer of the Old Notes, is making the exchange offer.

Q:	Why are we making the exchange offer?

A:	We are making the exchange offer to limit the dilutive effect of the Old Notes as the result of a new guidance of the Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force which was approved on September 30, 2004.

Q:	When will the exchange offer expire?

A:	The exchange offer will expire at 12:00 midnight, New York City time, on December 28, 2004, unless extended by us. We may extend the expiration date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the business day after the scheduled expiration of the exchange offer.

Q:	What will you receive in the exchange offer if you tender your Old Notes and they are accepted?

A:	For Old Notes that you tender, you will, upon the terms and subject to the conditions set forth in this exchange circular and the related letter of transmittal, receive a principal amount at maturity of New Notes equal to the principal amount at maturity of tendered Old Notes.

Q:	What are the material differences between the New Notes and the Old Notes?

A:	The material differences between the New Notes and Old Notes are:

•	you may require us to repurchase all or a portion of either the Old Notes or the New Notes on January 28, 2005, 2007, 2012 and 2017, but additionally you may require us to repurchase all or a portion of the New Notes on January 28, 2006. We must pay cash for any Old Notes repurchased on January 28, 2005, but for any repurchases of the Old Notes on or after January 28, 2007, we may choose to pay the purchase price in cash, in shares of our class A common stock or any combination thereof. However, we will only pay cash for any New Notes that holders require us to repurchase;

•	we may choose to pay the purchase price for any Old Notes we are required to repurchase upon a fundamental change in cash, in shares of our class A common stock or any combination thereof. Any New Notes we are required to repurchase upon a fundamental change will be paid for only in cash;

•	holders of Old Notes surrendered for conversion will receive 32.1644 shares of our class A common stock (subject to adjustment), while holders of New Notes surrendered for conversion will receive the value (calculated as described herein) of 32.1644 shares of our class A common stock (subject to adjustment). This value will be paid in cash in an amount equal to the lesser of (a) the accreted principal amount of the New Notes on the conversion date and (b) the product of the conversion rate (32.1644, subject to adjustment) multiplied by the average sale price of our class A common stock on the New York Stock Exchange on each of the five consecutive trading days beginning on the third business day following the conversion date of the New Notes. The remainder will be paid, at our election, in cash, in shares of our class A common stock or any combination thereof;

•	during any period when contingent interest is payable, the contingent interest payable per New Note in respect of any six-month period will equal 0.125% of the average price of a New Note for the related five day reference period. Contingent interest on the Old Notes, if payable, is variable and equal to the greater of (i) the sum of all cash dividends we pay on our class A common stock in respect of any six- month period multiplied by the number of shares of class A common stock issuable upon conversion of the Old Note or (ii) 0.125% of the average price of an Old Note for the related five day reference period; and

•	the conversion rate adjustments applicable to the New Notes will generally be identical to the conversion rate adjustments applicable to the Old Notes; however, under the New Notes, the conversion rate will be adjusted for cash dividends until January 28, 2007 to the extent such dividends exceed $0.04 per quarter. After January 28, 2007, the conversion rate for the New Notes will be adjusted for cash dividends only if such dividends exceed 10% of the market price of our class A common stock, which is the same conversion rate adjustment for cash dividends applicable to the Old Notes during the life of the Old Notes.

Q:	If the Exchange Offer is consummated but you do not tender your Old Notes, how will your rights be affected?

A:	If you do not tender your Old Notes in the exchange offer, or if your Old Notes are not accepted for exchange, you will continue to hold your Old Notes and will be entitled to all the rights and subject to all the limitations applicable to the Old Notes.

Q:	What amount of Old Notes are we seeking in the exchange offer?

A:	We are seeking to exchange all of our outstanding Old Notes.

Q:	Will we exchange all of the Old Notes validly tendered?

A:	Yes. We will exchange all of the Old Notes validly tendered pursuant to the terms of the exchange offer.

Q:	Is there a minimum amount of Old Notes that is required to be tendered in the exchange offer?

A:	No. The exchange offer is not conditioned upon the valid tender of any minimum aggregate principal amount at maturity of Old Notes.

Q:	Are there any conditions to the exchange offer?

A:	Yes. Our obligation to accept Old Notes in exchange for New Notes is subject to a number of conditions. We describe the conditions to the exchange offer in greater detail in the section titled “The Exchange Offer—Conditions to the Exchange Offer.”

Q:	Who may participate in the exchange offer?

A:	All holders of the Old Notes may participate in the exchange offer.

Q:	Do you have to tender all of your Old Notes to participate in the exchange offer?

A:	No. You do not have to tender all of your Old Notes to participate in the exchange offer.

Q:	What will happen to Old Notes tendered in the exchange offer?

A:	Old Notes accepted in the exchange will be cancelled.

Q:	Will the New Notes be freely tradable?

A:	Based on interpretations by the staff of the Division of Corporation Finance of the SEC, we believe that the New Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act of 1933.

Q:	Will the New Notes be listed?

A:	We have not applied and do not intend to apply for listing of the New Notes on any securities exchange. The Old Notes are not listed on any securities exchange.

Q:	When can you convert your Old Notes or your New Notes?

A:	The conditions for conversion of the Old Notes and the New Notes will generally be identical. You can convert either your Old Notes or your New Notes (1) if the sale price of our common stock reaches specified thresholds, (2) during any period in which the credit rating of the Notes is below a specified level, (3) if the Notes are called for redemption, (4) if we make specified distributions to our shareholders, or (5) if we become a party to a consolidation, merger or binding share exchange pursuant to which our class A common stock would be converted into cash or property (other than securities). We describe your conversion rights in respect of the New Notes in more detail in “Description of the New Notes—Conversion Rights.”

Q:	When can you require us to repurchase your Old Notes? When can you require us to repurchase New Notes?

A:	You can require us to repurchase all or a portion of your Old Notes on January 28, 2005, 2007, 2012 and 2017. You can require us to repurchase all or a portion of New Notes on those same dates, and also on January 28, 2006. We must pay cash for any Old Notes repurchased on January 28, 2005, but for any repurchases of the Old Notes on or after January 28, 2007, we may choose to pay the purchase price for any Old Notes in cash, in shares of our class A common stock valued at their market price (as determined by the terms of the Old Notes) or any combination thereof. However, we will only pay cash for any New Notes that holders require us to repurchase. We describe your rights to require us to repurchase the New Notes in more detail in “Description of the New Notes—Purchase of New Notes at the Option of the Holder.”

Q:	What risks should you consider in deciding whether or not to tender your Old Notes?

A:	In deciding whether to participate in the exchange offer, you should carefully consider the discussion of factors affecting the New Notes and our common stock described in the section of this exchange circular titled “Risk Factors Relating to the New Notes” beginning on page 17, the U.S. federal income tax consequences to you relating to this exchange offer and to the ownership and disposition of the New Notes (please see the section of this exchange circular titled “Material United States Federal Income Tax Consequences”).

Q:	How do you participate in the exchange offer?

A:	In order to exchange Old Notes, you must tender the Old Notes in accordance with the procedures described in this exchange circular. There are no guaranteed delivery provisions provided for by us in conjunction with the exchange offer. We describe the procedures for participating in the exchange offer in more detail in the section titled “The Exchange Offer—Procedures for Tendering.”

Q:	May you withdraw your tender of Old Notes?

A:	Yes. You may withdraw any tendered Old Notes at any time prior to 12:00 midnight, New York City time, on the expiration date of the exchange offer. In addition, if we have not accepted the Old Notes you have tendered to us, you may also withdraw your Old Notes at any time after January 10, 2005.

Q:	When will the New Notes be issued?

A:	We will accept all Old Notes validly tendered and not withdrawn as of the expiration of the exchange offer and will issue the New Notes promptly after expiration of the exchange offer, upon the terms and subject to the conditions in this exchange circular and the letter of transmittal. We refer to the date that we issue the New Notes as the “exchange date.”

Q:	What happens if your Old Notes are not accepted in the exchange offer?

A:	If we do not accept your Old Notes for exchange for any reason, the Old Notes tendered by you will be returned to you promptly after the expiration or termination of the exchange offer.

Q:	Who will pay the fees and expenses associated with the exchange offer?

A:	We will pay our fees and expenses, as well as the fees and expenses of the information agent, the exchange agent and our other agents and advisors in connection with the exchange offer. In addition, we will pay transfer taxes, if any, applicable to the transfer of Old Notes pursuant to the exchange offer.

Q:	How will you be taxed on the exchange of your Old Notes?

A:	Please see the section of this exchange circular titled “Material United States Federal Income Tax Consequences.” The tax consequences to you of the exchange offer are uncertain and may depend on your individual circumstances. While the application of Treasury regulations to the exchange offer is uncertain, we intend to take the position that the modifications to the Old Notes pursuant to the exchange offer will not constitute a significant modification to the Old Notes. Accordingly, we intend to treat the exchange of Old Notes for New Notes as not resulting in an exchange for U.S. federal income tax purposes. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the exchange offer.

Q:	Has HMA adopted a position on the exchange offer?

A:	None of HMA, the information agent, the exchange agent or any of our other agents or advisors makes any recommendation as to whether you should tender Old Notes pursuant to the exchange offer. You must make the decision whether to tender Old Notes and, if so, how many Old Notes to tender.

Q:	Who can you call with questions about the exchange offer?

A:	You should direct your questions regarding the procedures for tendering Old Notes to Global Bondholder Services Corporation, our information agent. The exchange agent and the information agent will answer questions with respect to the exchange offer solely by reference to the terms of this exchange circular.

SUMMARY

This summary highlights selected information from this exchange circular to help you understand the New Notes, the terms and conditions of the exchange offer and the material differences between the Old Notes and New Notes. You should carefully consider the discussion of factors affecting the New Notes and our common stock described in the section of this exchange circular titled “Risk Factors Relating to the New Notes” beginning on page 17 and the U.S. federal income tax consequences to you relating to this exchange offer and to the ownership and disposition of the New Notes (please see the section of this exchange circular titled “Material United States Federal Income Tax Consequences”) to determine whether an investment in the New Notes is appropriate for you.

References in this exchange circular to “HMA”, “we”, “us” and “our” are to Health Management Associates, Inc. and/or its subsidiaries.

Health Management Associates, Inc.

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 16 years of uninterrupted operating earnings growth and upon completing the acquisition of the 312-bed Bon Secours Venice Hospital, the 212-bed Bon Secours St. Joseph’s Hospital, the 133-bed Bon Secours St. Mary’s Hospital and the exchange of 76-bed Williamson Memorial Hospital for 56-bed Bartow Memorial Hospital, will operate 56 hospitals in 15 states with approximately 8,213 licensed beds.

Summary of the Exchange Offer

Purpose of the Exchange Offer	We are making the exchange offer to limit the dilutive effect of the Old Notes as the result of a new guidance of the FASB Emerging Issues Task Force which was approved on September 30, 2004.

The Exchange Offer

We are offering to exchange each Old Note accepted for exchange for a New Note having a principal amount at maturity equal to the principal amount at maturity of the tendered Old Notes as of the exchange date. As of the date of this exchange circular, each Old Note has a principal amount at maturity of $1,000.

Conditions to Exchange Offer	The exchange offer is not conditioned on any minimum number of Old Notes being tendered but is subject to certain other conditions.

Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, on December 28, 2004 unless extended by us, which date we refer to as the expiration date.

We may extend the expiration date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the business day after the scheduled expiration of the exchange offer.

Withdrawal of Tenders

Tenders of Old Notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date. In addition, if we do not accept the Old Notes you have tendered to us, you may also withdraw your Old Notes at any time after January 10, 2005.

Procedures for Tendering

In order to exchange Old Notes, you must tender your Old Notes in accordance with the procedures described in this exchange circular and the letter of transmittal. If your Old Notes are held through a broker or other third party, or in “street name,” you will have to instruct the holder to tender the Old Notes on your behalf. We will determine whether, in our reasonable judgment, Old Notes have been validly tendered.

Old Notes may be tendered by electronic transmission of acceptance through The Depository Trust Company’s, (“DTC’s”) Automated Tender Offer Program (“ATOP”) procedures for transfer, or by delivery of a signed letter of transmittal pursuant to the instructions described therein.

Any financial institution that is a participant in DTC may tender Old Notes through DTC’s ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this exchange circular on how to tender your securities.

There are no guaranteed delivery provisions provided for by us in conjunction with the exchange offer. Holders must tender their Old Notes in accordance with the procedures set forth under “The Exchange Offer—Procedures for Tendering.”

Acceptance of Old Notes

We will accept all Old Notes validly tendered and not validly withdrawn as of the expiration of the exchange offer and will issue the New Notes promptly after expiration of the exchange offer, upon the terms and subject to the conditions in this exchange circular and the letter of transmittal. We refer to the date that we issue the New Notes as the “exchange date.” Our oral or written notice of acceptance to the exchange agent will be considered our acceptance of the exchange offer.

If we decide for any reason not to accept any Old Notes for exchange, they will be returned without expense promptly after the expiration or termination of the exchange offer.

Amendment of the Exchange Offer

We reserve the right not to accept any of the Old Notes tendered, and to otherwise interpret or modify the terms of this exchange offer, provided that we will comply with applicable laws that require us to extend the period during which securities may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Use of Proceeds

We will not receive any proceeds from this exchange offer. Old Notes that are validly tendered and exchanged pursuant to the exchange offer will be canceled. Accordingly, our issuance of New Notes will not result in any cash proceeds to us.

Taxation

The U.S. federal income tax consequences of the exchange offer and of the ownership and disposition of the New Notes are unclear. We intend to take the position that the modifications to the Old Notes resulting from the exchange offer will not result in an exchange for U.S. federal income tax purposes. Accordingly, we intend to take the position that the New Notes are a continuation of the Old Notes and, consequently, that there will be no U.S. federal income tax consequences to a holder that exchanges Old Notes for New Notes pursuant to the exchange offer. This position, however, is subject to uncertainty and may be challenged by the IRS. If, contrary to our position, the exchange offer were treated as resulting in an exchange for U.S. federal income tax purposes, the consequences to you may be materially different. Please see the section of this exchange circular titled “Material United States Federal Income Tax Consequences.”

Old Notes Not Tendered or Accepted for Exchange

Any Old Notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of this exchange offer. If you do not exchange your Old Notes in this exchange offer, or if your Old Notes are not accepted for exchange, you will continue to hold your Old Notes and will be entitled to all the rights and subject to all the limitations applicable to the Old Notes.

Exchange Agent	Global Bondholder Services Corporation is the exchange agent for this exchange offer. Its address and telephone numbers are located on the back cover of this exchange circular.

Information Agent	Global Bondholder Services Corporation is the information agent for this exchange offer. Its address and telephone numbers are located on the back cover of this exchange circular.

Material Differences Between The Old Notes And New Notes

While the terms of the New Notes are similar to the terms of the Old Notes, the material differences between the Old Notes and New Notes are illustrated in the table below. The table below is qualified in its entirety by the information contained elsewhere in this exchange circular and the documents governing the Old Notes and the New Notes, copies of which are available from the information agent upon request. For a more detailed description of the New Notes, see “Description of the New Notes.” For a more detailed description of the Old Notes, please read the confidential offering memorandum for the Old Notes dated January 22, 2002, copies of which are available from the information agent upon request.

	Old Notes	New Notes
Redemption of the Notes at Option of the Holder

You may require us to repurchase all or a portion of the Old Notes on January 28, 2005, 2007, 2012 and 2017. We must pay cash for any Old Notes repurchased on January 28, 2005, but for any repurchases of the Old Notes on or after January 28, 2007, we may choose to pay the purchase price in cash, in shares of our class A common stock valued at their market price (as determined by the terms of the Old Notes) or any combination thereof.

You may require us to repurchase all or a portion of the New Notes on January 28, 2005, 2006, 2007, 2012 and 2017. We must pay cash for any New Notes that holders require us to repurchase on any of these dates.

Fundamental Change	We may choose to pay the purchase price for any Old Notes we are required to purchase upon a fundamental change in cash, in shares of our class A common stock or any combination thereof.	Any New Notes that we are required to repurchase upon a fundamental change will be paid for only in cash.

Conversion Consideration	For each Old Note surrendered for conversion, if the conditions for conversion are satisfied, a holder will receive 32.1644 shares of our class A common stock (subject to adjustment).	Upon conversion, we will deliver, for each New Note, consideration having a value equal to the product of the conversion rate (32.1644, subject to adjustment) multiplied by the average of the Sale Price (as defined in “Description of the New Notes—Certain Definitions”) of our class A common stock on each of the five consecutive trading days beginning on the third business day following the Conversion Date of the New Notes (the “Applicable Stock Price”). This consideration (the “Conversion Value”) will be paid in cash (the “Required Cash Amount”) in an amount equal to the

	Old Notes	New Notes
lesser of (a) the Accreted Value (as defined in “Description of the New Notes—Certain Definitions) on the Conversion Date (as defined in “Description of the New Notes—Conversion Rights”) and (b) the product of the conversion rate multiplied by the Applicable Stock Price, and the remainder, if any, will be paid, at our election, in cash, shares of our class A common stock or a combination thereof. We will give notice no later than two business days after the Conversion Date to holders who convert at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating whether we will pay the Conversion Value in excess of the Required Cash Amount in cash, in common stock or in a combination thereof, and specifying the percentages of the Conversion Value. If a portion of the Conversion Value is to be paid in shares of our class A common stock, the number of shares to be delivered will equal (a)(i) the conversion rate multiplied by the Applicable Stock Price, minus (ii) the total of the Required Cash Amount and any additional cash paid as consideration, divided by (b) the Applicable Stock Price.

Contingent Interest	We will pay contingent interest to the holders of Old Notes during any six-month period from January 28 to July 27 and from July 28 to January 27, with the initial six-month period commencing January 28, 2007, if the average market price (the “Average Old Note Price”) of an Old Note for the five trading days (the “Applicable Old Note Five Trading Day Period”) ending on the second trading day immediately preceding the first	We will pay contingent interest to the holders of New Notes during any six-month period from January 28 to July 27 and from July 28 to January 27, with the initial six-month period commencing January 28, 2007, if the average market price (the “Average New Note Price”) of a New Note for the five trading days (the “Applicable Five Trading Day Period”) ending on the second trading day immediately preceding the first day

	Old Notes	New Notes
	day of the applicable six-month period equals 120% or more of the Accreted Value of such Old Note on the day immediately preceding the first day of the applicable six-month period. Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, then the Applicable Old Note Five Trading Day Period for determining the average market price of an Old Note will be the five trading days ending on the second trading day immediately preceding such record date. During any period when contingent interest shall be payable, the contingent interest payable per Old Note will be equal to the greater of (i) the sum of all cash dividends paid by us per share on our class A common stock during that six-month period multiplied by the number of shares of class A common stock issuable upon conversion of an Old Note at the then applicable conversion rate or (ii) 0.125% of Average Old Note Price for the Applicable Old Note Five Trading Day Period.	of the applicable six-month period equals 120% or more of the Accreted Value of such New Note on the day immediately preceding the first day of the applicable six-month period. Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, then the Applicable Five Trading Day Period for determining the average market price of a New Note will be the five trading days ending on the second trading day immediately preceding such record date. During any period when contingent interest is payable, the contingent interest payable each quarter per New Note will equal 0.125% of the Average New Note Price for the Applicable Five Trading Day Period.

Conversion Rate	The conversion rate of the Old Notes will be adjusted for (i) dividends or distributions on our class A common stock payable in our class A common stock or our other capital stock; (ii) subdivisions, combinations or certain reclassifications of our class A common stock; (iii) distributions to all holders of our class A common stock of certain rights to purchase our class A common stock for a period expiring within 60 days at less than the sale price at the time; and (iv) distributions to the holders of our	The conversion rate adjustments applicable to the New Notes will generally be identical to the conversion rate adjustments applicable to the Old Notes; however, under the New Notes, the conversion rate will be adjusted for cash dividends until January 28, 2007 to the extent such dividends exceed $0.04 per quarter. After January 28, 2007, the conversion rate for the New Notes will be adjusted for cash dividends only if such dividends exceed 10% of the market price of our class A common stock, which is the same conversion

Old Notes	New Notes
class A common stock of our assets or debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the Market Price (as defined below) on the day preceding the declaration of such distribution (aggregating distributions on an annual basis). The “Market Price” as of any date means the average of the sale prices of our class A common stock for the five trading-day period ending on the third business day (if the third business day prior to the applicable date is a trading day or, if not, then on the last trading day) prior to such date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading-day period and ending on such date, of certain events with respect to our class A common stock that would result in an adjustment of the conversion rate.	rate adjustment for cash dividends applicable to the Old Notes during the life of the Old Notes.

SUMMARY OF NEW NOTES

The following is a brief summary of some of the terms of the New Notes. For a more complete description of the terms of the New Notes, see “Description of the New Notes.”

Issuer	Health Management Associates, Inc.

New Notes

An aggregate principal amount at maturity of New Notes will be issued that is equal to the principal amount at maturity of Old Notes tendered and accepted in this exchange offer. If all of the Old Notes are tendered and accepted in this exchange offer, $330,000,000 aggregate principal amount at maturity of New Notes will be issued and outstanding. We will not pay cash interest on the New Notes prior to maturity, other than as described below under “Description of the New Notes—Optional Conversion to Semi-Annual Cash Pay Notes upon Tax Event” and “Description of the New Notes—Contingent Interest.”

Maturity	January 28, 2022.

Yield to Maturity of New Notes	0.875% per year (computed on a semi-annual bond equivalent basis) calculated from January 28, 2002 (the date of issuance of the Old Notes), excluding any contingent interest.

Conversion Rights

Holders may convert their New Notes at any time prior to the close of business on January 28, 2022 if the average per share Sale Price (as defined herein) of our class A common stock for 20 of the 30 trading days immediately prior to the Conversion Date (as defined herein) is equal to or greater than 120% of the Accreted Value (as defined herein) of a New Note, divided by the conversion rate.

Holders may also convert New Notes regardless of the Sale Price of our class A common stock, in multiples of $1,000 principal amount at maturity, at any time if:

•	on the Conversion Date, the credit rating assigned to the New Notes by Moody’s Investor Service, Inc. and Standard & Poor’s Ratings Group are Ba1 and BB+, respectively, or lower, or the New Notes are no longer rated by these two ratings services or ratings by these ratings services are suspended; provided, however, a holder may not convert New Notes in reliance on this provision until the earlier of (a) the date the New Notes are first rated by both Moody’s Investor Services, Inc. and Standard & Poor’s Ratings Group and (b) 30 calendar days from the date the New Notes are issued;

•	we call the New Notes for redemption;

•	we make specified distributions to our shareholders; or

•	we become a party to a consolidation, merger or binding share exchange pursuant to which our class A common stock would be converted into cash or property (other than securities).

Upon conversion, we will deliver, for each New Note, consideration having a value equal to the product of the conversion rate (32.1644, subject to adjustment) multiplied by the Applicable Stock Price (as defined herein). This consideration (the “Conversion Value”) will be paid in cash (the “Required Cash Amount”) in an amount equal to the lesser of (a) the Accreted Value on the Conversion Date and (b) the product of the conversion rate multiplied by the Applicable Stock Price and the remainder, if any, will be paid, at our election, in cash, shares of our class A common stock or a combination thereof. We will give notice no later than two business days after the Conversion Date to holders who convert at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law stating whether we will pay the Conversion Value in excess of the Required Cash Amount in cash, in common stock or in a combination thereof, specifying the percentages of the Conversion Value. If a portion of the consideration is to be paid in shares of our class A common stock, the number of shares to be delivered will equal (a)(i) the conversion rate multiplied by the Applicable Stock Price, minus (ii) the total of the Required Cash Amount and any additional cash paid as consideration, divided by (b) the Applicable Stock Price.

Your right to surrender New Notes for conversion will expire at the close of business on January 28, 2022.

The conversion rate may be adjusted under certain circumstances, but will not be adjusted for increases in Accreted Value or accrued and unpaid interest.

Ranking

The New Notes are our general unsecured obligations and are subordinated in right of payment to all our existing and future indebtedness that is not, by its terms, expressly subordinated or pari passu in right of payment to the New Notes. The New Notes are subordinated in right of payment to all Senior Indebtedness (as defined in the indenture), which includes indebtedness under our revolving credit facility. As of September 30, 2004, we had no outstanding indebtedness under our revolving credit facility. Our Convertible Senior Subordinated Notes due 2023 in the principal amount at maturity of $575,000,000 rank pari passu with the New Notes.

Contingent Interest

We will pay contingent interest to the holders of New Notes during any six-month period from January 28 to July 27 and from July 28 to January 27, commencing with the six-month period beginning January 28, 2007, if the Average New Note Price for the Applicable Five Trading Day Period (each as defined in “Description of the New Notes—Contingent Interest”) equals 120% or more of the Accreted Value of such New Notes on the day immediately preceding the beginning of the relevant six-month period. The amount of contingent interest payable per New Note in respect of any six-month period will equal 0.125% of the Average New Note Price for the Applicable Five

Trading Day Period. Contingent interest, if any, will accrue and be payable to holders of New Notes as of the fifteenth day preceding the last day of the relevant six-month period and will be paid on the last day of such period.

United States Federal Income Tax Consequences

We and each holder will agree in the indenture to treat the New Notes as contingent payment debt instruments for United States federal income tax purposes, and the discussion herein assumes such treatment. As a holder of New Notes, you will agree to accrue original issue discount on a constant yield to maturity basis at a rate of 6.22%, which was the rate comparable to the rate at which we would have borrowed in a noncontingent, nonconvertible borrowing at the time the Old Notes were issued even though the New Notes will have a significantly lower stated yield to maturity. You will recognize taxable income significantly in excess of cash received, if any, while the New Notes are outstanding. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized (including the fair market value of stock received) on a sale, exchange, conversion or redemption of the New Notes. See “Material United States Federal Income Tax Consequences.” No ruling will be obtained from the Internal Revenue Service concerning the application of the contingent payment debt rules to the New Notes. You should consult your own tax advisor concerning the tax consequences of owning the New Notes.

Sinking Fund	None.

Optional Redemption

We may not redeem the New Notes before January 28, 2007. We may, at any time on or after January 28, 2007, redeem for cash all or a portion of the New Notes at their Accreted Value, plus accrued and unpaid interest, if any. Indicative redemption prices are set forth in this offering memorandum on page 34.

Purchase of the New Notes by us at the Option of the Holder	Holders may require us to purchase their New Notes on any one of the following dates at the following purchase prices plus accrued and unpaid interest, if any:

•	on January 28, 2005 at a price of $862.07 per New Note;

•	on January 28, 2006 at a price of $869.62 per New Note;

•	on January 28, 2007 at a price of $877.25 per New Note;

•	on January 28, 2012 at a price of $916.40 per New Note;

•	on January 28, 2017 at a price of $957.29 per New Note.

We will pay cash for all New Notes so purchased. If we elect to convert the New Notes to Cash Pay Notes (as defined herein), the purchase price will be adjusted as described herein.

Optional Conversion to Semi-Annual Cash Pay Notes upon a Tax Event

From and after the occurrence of a Tax Event (as defined herein) at our option, the New Notes will cease to accrue original issue discount, and cash interest will accrue on each New Note from the date on which we exercise such option at the rate of 0.875% per year on the Restated Principal Amount (i.e., the Accreted Value of the New Notes on the later of the date of the Tax Event and the date we exercise such option) and shall be payable semi-annually on the interest payment dates of July 28 and January 28 of each year to holders of record at the close of business on each regular record date immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will initially accrue from the Option Exercise Date as defined herein, and thereafter from the last date to which interest has been paid. In such an event, the redemption prices, purchase prices for purchases of New Notes at the option of holders and Fundamental Change purchase prices, as defined herein, will be adjusted as described herein. There will be no changes in a holder’s conversion rights in the event the New Notes are converted into Cash Pay Notes.

Dividend Protection

The conversion rate adjustments applicable to the New Notes will generally be identical to the conversion rate adjustments applicable to the Old Notes; however, under the New Notes, the conversion rate will be adjusted for cash dividends until January 28, 2007 to the extent such dividends exceed $0.04 per quarter. After January 28, 2007, the conversion rate for the New Notes will be adjusted for cash dividends only if such dividends exceed 10% of the Market Price (as defined in “Description of the New Notes—Conversion Rights”) of our class A common stock, which is the same conversion rate adjustment for cash dividends applicable to the Old Notes during the life of the Old Notes.

Fundamental Change

Upon the occurrence of a Fundamental Change (as defined herein) before January 28, 2007, involving us, each holder may require us to purchase all or a portion of such holder’s New Notes. The purchase price will be equal to the Accreted Value of the New Notes on the date of purchase, plus accrued and unpaid interest, if any. We will pay the purchase price for any New Notes which holders require us to purchase upon a Fundamental Change in cash. See “Description of the New Notes—Fundamental Change Permits Holders to Require Us to Repurchase New Notes.”

Global Securities

The New Notes will initially be issued only in book-entry form, which means that they will be represented by one or more permanent global securities registered in the name of The Depository Trust Company. The global securities will be deposited with the trustee as custodian for the Depositary (as defined herein).

Trading	Our class A common stock is traded on the New York Stock Exchange under the symbol “HMA”. See “Description of Capital Stock.”

Definitions	Capitalized terms set forth in this offering memorandum have the meanings set forth in “Description of the New Notes—Certain Definitions” or elsewhere in this offering memorandum.

RISK FACTORS RELATING TO THE NEW NOTES

Your investment in the New Notes involves risks. You should carefully consider the following discussion of risks before deciding whether an investment in the New Notes is suitable for you.

We expect that the trading value of the New Notes will be significantly affected by the price of our common stock and other factors.

The market price of the New Notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the New Notes than would be expected for nonconvertible debt securities we issue. In addition, the New Notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of the common stock into which a Note is otherwise convertible. These features could adversely affect the value and the trading prices for the New Notes.

Certain provisions in our certificate of incorporation, bylaws and rights agreement may deter potential acquirors and may depress our stock price.

Our certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of HMA. See “Description of Capital Stock—Common Stock”, and “—Preferred Stock”.

If we experience a “Fundamental Change”, we may be unable to purchase the New Notes you hold as required under the indenture.

Upon the occurrence of a Fundamental Change (as defined in “Description of the New Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), we must make an offer to purchase all of the outstanding New Notes. In the event that a Fundamental Change has occurred under the indenture, a change of control might also occur under any other indenture or other agreement governing our then-existing debt or might result in the acceleration of the maturity of any of our then-existing indebtedness. If a Fundamental Change were to occur or we were required to purchase outstanding New Notes as described under “Description of the New Notes—Purchase of Notes at the Option of the Holder,” there can be no assurance that we would have sufficient funds to pay the purchase price for all New Notes and the amounts due under the indebtedness that we may be required to purchase or repay. Failure by us to redeem the New Notes when required upon a Fundamental Change will result in an event of default with respect to the New Notes. See “Description of the New Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” and “Description of the New Notes—Events of Default.”

The trading market for Notes may be limited.

The New Notes comprise a new issue of securities for which there is currently no public market. If the New Notes are traded, they may do so at a discount from their accreted value at the time of the exchange, depending on prevailing interest rates, the market for similar securities, the market prices for our common stock, our financial performance and other factors. The New Notes will not be listed on any securities exchange, and we do not know whether an active trading market will develop or be maintained for the New Notes. To the extent that an active trading market for the New Notes does not develop, their liquidity and trading price may be harmed.

You should consider the U.S. federal income tax consequences of the exchange offer.

The U.S. federal income tax consequences of the exchange offer and of the ownership and disposition of the New Notes are uncertain. We intend to take the position that the modifications to the Old Notes resulting from the exchange offer will not result in an exchange for U.S. federal income tax purposes. Accordingly, we intend to take the position that the New Notes are a continuation of the Old Notes and, consequently, that there will be no

U.S. federal income tax consequences to a holder that exchanges Old Notes for New Notes pursuant to the exchange offer. This position, however, is subject to uncertainty and may be challenged by the IRS. If, contrary to our position, the exchange offer were treated as resulting in an exchange for U.S. federal income tax purposes, the consequences to you may be materially different. Please see the section of this exchange circular titled “Material United States Federal Income Tax Consequences.”

You should consider the U.S. federal income tax consequences of owning New Notes.

The New Notes will constitute contingent payment debt instruments. As a result, you will be required to include amounts in income as ordinary interest income in advance of the receipt of any cash interest payments. You will recognize gain or loss on the sale, purchase by us at your option, exchange, conversion or redemption of a New Note in an amount equal to the difference between the amount realized on the sale, purchase by us at your option, exchange, conversion or redemption, including the fair market value of any of our common stock received, and your adjusted tax basis in the New Note. Any gain recognized by you on the sale, purchase by us at your option, exchange, conversion or redemption of a New Note generally will be ordinary interest income. Any loss will be ordinary loss to the extent of the interest previously included in income and capital loss thereafter. A summary of the U.S. federal income tax consequences of the ownership and disposition of the New Notes is described in the registration statement relating to the Old Notes.

If you do not exchange your Old Notes, the Old Notes you retain may become less liquid as a result of the exchange offer.

If a significant number of Old Notes are exchanged in the exchange offer, the liquidity of the trading market for the Old Notes, if any, after the completion of the exchange offer may be substantially reduced. Any Old Notes exchanged will reduce the aggregate number of Old Notes outstanding. As a result, the Old Notes may trade at a discount to the price at which they would trade if the transactions contemplated by this exchange circular were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the Old Notes will exist or be maintained and we cannot assure you as to the prices at which the Old Notes may be traded.

MARKET PRICE OF OUR CLASS A COMMON STOCK

Our class A common stock is listed and traded on the NYSE under the symbol “HMA”. There were approximately 1,400 registered holders of our common stock as of November 1, 2004. The table below sets forth the high and low sales prices of the common stock as reported by the New York Stock Exchange and the quarterly cash dividends declared per share of our common stock during the periods indicated.

	Price Range		Cash Dividend Declared
	High	Low
Fiscal year ended September 30, 2002
First Quarter	$21.00	$17.44	—
Second Quarter	$21.00	$17.00	—
Third Quarter	$22.99	$19.50	—
Fourth Quarter	$20.75	$16.24	—
Fiscal year ended September 30, 2003
First Quarter	$22.70	$16.50	$0.02
Second Quarter	$19.41	$15.89	$0.02
Third Quarter	$20.10	$16.51	$0.02
Fourth Quarter	$22.89	$17.39	$0.02
Fiscal year ended September 30, 2004
First Quarter	$26.45	$20.92	$0.02
Second Quarter	$25.55	$20.82	$0.02
Third Quarter	$23.79	$21.13	$0.02
Fourth Quarter	$22.50	$18.85	$0.02
Fiscal year ending September 30, 2005
First Quarter (through November 29th, 2004)	$22.76	$18.80	$0.04

On November 29, 2004, the last sale price per share of our common stock on the NYSE was $22.23 per share.

The Old Notes are not traded on any established trading market.

USE OF PROCEEDS

We will not receive any proceeds from this exchange offer. Old Notes that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled. Accordingly, our issuance of New Notes will not result in any cash proceeds to us.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended June 30, 2004	Fiscal Year Ended September 30
		2003	2002	2001	2000	1999
Ratio of earnings to fixed charges	14.7	13.6	14.4	10.6	7.6	11.5

We have computed the ratio of earnings to fixed charges shown above by dividing earnings available for fixed charges by fixed charges. For this purpose, “earnings available for fixed charges” consist of pretax income from continuing operations before extraordinary items plus fixed charges and amortization of capitalized interest, less capitalized interest. “Fixed charges” consist of interest expense, capitalized interest and an estimate of the interest component of rental expense.

PURPOSES OF THE EXCHANGE OFFER; PLANS OR PROPOSALS

Purpose of Exchange Offer

We are making the exchange offer to limit the dilutive effect of the Old Notes as the result of a new guidance of the FASB Emerging Issues Task Force which was approved on September 30, 2004.

Plans or Proposals

We currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our capitalization, indebtedness, corporate structure or business;

•	any change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

•	the ceasing of any class of our equity securities to be authorized to be quoted on the NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our certificate of incorporation, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.

THE EXCHANGE OFFER

Securities Subject to the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this exchange circular and the accompanying letter of transmittal, to exchange New Notes for Old Notes. We are offering to exchange all of the Old Notes tendered in the exchange offer. However, the exchange offer is subject to the conditions described in this exchange circular.

We are offering to acquire up to $330,000,000 aggregate principal amount at maturity of Old Notes that are validly tendered on the terms and subject to the conditions set forth in this exchange circular and in the accompanying letter of transmittal.

You may tender all, some or none of your Old Notes, subject to the terms and conditions of the exchange offer. Holders of Old Notes must tender their Old Notes in a minimum $1,000 principal amount at maturity and multiples thereof.

The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

None of HMA, the information agent, the exchange agent or any of our other agents or advisors makes any recommendation to the holders of the Old Notes as to whether or not to exchange all or any portion of their Old Notes. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your Old Notes for exchange and, if so, the amount of Old Notes to tender.

Conditions to the Exchange Offer

Notwithstanding any other provisions of this exchange offer, we will not be required to accept for exchange any Old Notes tendered, and we may terminate or amend the exchange offer if any of the following conditions precedent to the exchange offer is not satisfied, or is reasonably determined by us not to be satisfied, and, in our reasonable judgment and regardless of the circumstances giving rise to the failure of the condition, the failure of the condition makes it inadvisable to proceed with the exchange offer or with the acceptance for exchange or exchange and issuance of the New Notes:

(1) No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•	challenges the making of the exchange offer or the exchange of Old Notes under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of Old Notes under the exchange offer, or

•	in our reasonable judgment, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of HMA and our subsidiaries, taken as a whole, or would be material to holders of Old Notes in deciding whether to accept the exchange offer.

(2) (a) Trading generally shall not have been suspended or materially limited on the NYSE; (b) there shall not have been any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market; (c) no general banking moratorium shall have been declared by federal or New York authorities; or (d) there shall not have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impractical or inadvisable to proceed with completion of the exchange offer.

(3) The trustee with respect to the Old Notes shall not have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offer, the exchange of Old Notes under the exchange offer, nor shall the trustee or any holder of Old Notes have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the Old Notes under the exchange offer.

(4) In our judgment, as determined prior to the expiration of the exchange offer, the exchange should not result in any adverse tax consequences to us.

All of the foregoing conditions are for the sole benefit of us and may be waived by us, in whole or in part, in our sole discretion at any time before the expiration of the exchange offer. In the event we waive any condition to the exchange offer, it will be waived as to all holders of Old Notes. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time before the expiration of the exchange offer:

(a) terminate the exchange offer and return all tendered Old Notes to the holders thereof;

(b) modify, extend or otherwise amend the exchange offer and retain all tendered Old Notes until the expiration date, as may be extended, subject, however, to the withdrawal rights of holders (see “Expiration Date; Extensions; Amendments,” “Proper Execution and Delivery of Letter of Transmittal” and “Withdrawal of Tenders” below); or

(c) waive the unsatisfied conditions and accept all Old Notes tendered and not previously withdrawn.

Except for the requirements of applicable United States federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

Expiration Date; Extensions; Amendments

For purposes of the exchange offer, the term “expiration date” shall mean 12:00 midnight, New York City time, on December 28, 2004, subject to our right to extend such time and date for the exchange offer in our sole discretion, in which case, the expiration date shall mean the latest time and date to which the exchange offer is extended.

We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth above under “—Conditions to the Exchange Offer” occur or are deemed by us to have occurred, to extend the period of time during which the exchange offer is open and thereby delay acceptance of, any Old Notes by giving oral or written above notice of such extension to the exchange agent and making a public announcement of the extension. We also reserve the right to terminate the exchange offer and not accept any Old Notes not already accepted or, subject to applicable law, to postpone issuance of New Notes upon the occurrence of any of the conditions specified above under “—Conditions to the Exchange Offer” by giving oral or written notice of such termination or postponement to the exchange agent and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance and to delay payment for Old Notes which we have accepted is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (the “Exchange Act”), which requires that we must pay the consideration offered or return the Old Notes tendered promptly after termination or withdrawal of the exchange offer.

Subject to compliance with applicable law, we also reserve the right, and regardless of whether any of the events set forth above under “—Conditions to the Exchange Offer” occur or are deemed by us to have occurred, to amend the exchange offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the exchange offer to holders of Old Notes or by decreasing the number of Old Notes being sought in the exchange offer. Amendments to the exchange offer may be made at any time and from time to time by public announcement. The announcement, in the case of an extension, shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

Any public announcement made under the exchange offer will be disseminated promptly to holders of Old Notes in a manner reasonably designed to inform holders of Old Notes of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to Business Wire or another comparable news service.

If we materially change the terms of the exchange offer or the information concerning the exchange offer, we will extend the exchange offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. This rule and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer (including an exchange offer) must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

•	change the consideration offered to be paid for the Old Notes,

•	decrease the number of Old Notes being sought in the exchange offer,

and the exchange offer is scheduled to expire at anytime earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of a change or decrease is first published, sent or given to holders of Old Notes, then the exchange offer will be extended until the expiration of a period of ten business days.

Effect of Tender

Any valid tender by a holder of Old Notes that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of Old Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters’ Rights

Holders of the Old Notes do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

Acceptance of Old Notes for Exchange

The New Notes will be delivered in book-entry form on the settlement date which we anticipate will be promptly following the expiration date of the exchange offer, after giving effect to any extensions. We refer to the date we issue the New Notes as the “exchange date.”

We will be deemed to have accepted validly tendered Old Notes when, and if, we have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, the issuance of New Notes will be recorded in book-entry form by the exchange agent on the exchange date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the Old Notes for the purpose of receiving book-entry transfers of Old Notes in the exchange agent’s account at DTC. If any validly tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if Old Notes are validly withdrawn, such withdrawn Old Notes will be returned without expense to the tendering holder or such Old Notes will be credited to an account maintained at DTC designated by the DTC participant who so delivered such Old Notes, in either case, promptly after the expiration or termination of the exchange offer.

Procedures for Tendering

If you wish to participate in the exchange offer and your Old Notes are held by, a custodial entity such as a bank, broker, dealer, trust company, or other nominee, you must instruct that custodial entity to tender your Old Notes on your behalf pursuant to the procedures of that custodial entity.

To participate in the exchange offer, you must either:

•	complete, sign and date a letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, including guaranteeing the signatures to the letter of transmittal, if required, and mail or otherwise deliver the letter of transmittal or, a manually executed facsimile thereof, to the exchange agent at the address listed in the letter of transmittal, for receipt before the expiration date; or

•	comply with the ATOP procedures for book-entry transfer described below before the expiration date.

The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. The letter of transmittal, or a facsimile thereof, with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message (as defined below) in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent before the expiration date. Old Notes will not be deemed to have been tendered until the letter of transmittal and signature guarantees, if any, or agent’s message, is received by the exchange agent.

The method of delivery of Old Notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and risk of the holder. If delivery is by mail, registered mail, with return receipt requested and properly insured, is recommended. Instead of delivery by mail, it is recommended that the holder use an overnight or hand-delivery service. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent before the expiration date. Do not send the letter of transmittal to anyone other than the exchange agent.

There are no guaranteed delivery provisions provided for by us in conjunction with the exchange offer. Holders must tender their Old Notes in accordance with the procedures set forth in this section.

Book-Entry Delivery Procedures for Tendering Old Notes Held with DTC

If you wish to tender Old Notes held on your behalf by a nominee with DTC, you must:

•	inform your nominee of your interest in tendering your Old Notes pursuant to the exchange offer; and

•	instruct your nominee to tender all Old Notes you wish to be tendered in the exchange offer into the exchange agent’s account at DTC before the expiration date.

Any financial institution that is a participant in DTC must tender Old Notes by effecting a book-entry transfer of Old Notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC, and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to, and received by, the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC; which we refer to as a “participant,” tendering Old Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of the Letter of Transmittal

Signatures on a letter of transmittal or notice of withdrawal described under “—Withdrawal of Tenders” as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program unless the Old Notes tendered pursuant to the letter of transmittal are tendered by a participant in DTC whose name appears on a security position listing as the owner of the Old Notes or the account of an “eligible guarantor institution”. An “eligible guarantor institution” is one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as the terms are used in Rule 17Ad-15): a bank; a broker, dealer, municipal securities dealer, municipal securities broker, governmental securities dealer or government securities broker; a credit union; a national securities exchange, registered securities association or clearing agency; or a savings institution that is a participant in a Securities Transfer Association recognized program. If the letter of transmittal is signed by the holders of Old Notes tendered thereby, the signatures must correspond with the names in which the Old Notes are registered without any change whatsoever.

If any of the Old Notes tendered are held by two or more holders, each holder must sign the letter of transmittal. If any of the Old Notes tendered thereby are registered in different names, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of Old Notes.

If the letter of transmittal is signed by a person other than the holder of the Old Notes listed in the letter of transmittal, those Old Notes must be properly endorsed or accompanied by a properly completed bond power, signed by the holder exactly as the holder’s name appears on the books and records of the registrar for the Old Notes. If the letter of transmittal or any Old Notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

No alternative, conditional, irregular, or contingent tenders will be accepted. By executing the letter of transmittal, or facsimile thereof, the tendering holders of Old Notes waive any right to receive any notice of the acceptance for exchange of their Old Notes. Old Notes not tendered or exchanged will be returned to the tendering holder.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Old Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Old Notes determined by us not to be in proper form or not to be tendered properly or any tendered Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities, or conditions of tender as to particular Old Notes, whether or not waived in the case of other Old Notes. Our interpretation of the terms and conditions of an exchange offer, including the terms and instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the information agent, the exchange agent nor any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of Old Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

Withdrawal of Tenders

Tenders of Old Notes in connection with the exchange offer may be withdrawn at any time prior to 12:00 midnight on the expiration date of the exchange offer, and unless the Old Notes are already accepted pursuant to the exchange offer, you may also withdraw Old Notes at any time after 12:00 midnight on January 10, 2005.

For a withdrawal of a tender of Old Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent before the expiration date at its address set forth on the back cover of this exchange circular. Any such notice of withdrawal must (1) specify the name of the person that tendered the Old Notes to be withdrawn, (2) contain the description of the Old Notes to be withdrawn and the aggregate principal amount at maturity represented by such Old Notes, and (3) be signed by the holder of such Old Notes in the same manner as the original signature on the letter of transmittal by which such Old Notes were tendered (including any required signature guarantees), if any, or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the Old Notes to the name of the person withdrawing such Old Notes and a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such holder. If the Old Notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected.

Beneficial owners desiring to withdraw Old Notes previously tendered should contact the DTC participant through which such beneficial owners hold their Old Notes. In order to withdraw Old Notes previously tendered, a DTC participant may, prior to the expiration date of the exchange offer, withdraw its instruction previously transmitted through ATOP by (i) withdrawing its acceptance through ATOP or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. The method of notification is at the risk and election of the holder and must be timely received by the exchange agent. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed in the manner described above. However, signatures on the notice of withdrawal need not be guaranteed if the Old Notes being withdrawn are held for the account of an eligible guarantor institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

Withdrawals of tenders of Old Notes may not be rescinded and any Old Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn Old Notes, however, may be retendered by following the procedures described above at any time prior to the expiration date of the exchange offer.

Interests of Directors and Executive Officers, Transactions and Arrangement Concerning the Old Notes.

Other than stock-based employee benefit plans, there are no agreements, arrangements or understandings involving HMA and any executive officer and director of HMA or each person controlling HMA with respect to the Old Notes.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of Old Notes to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

•	if New Notes in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or

•	if tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Old Notes tendered by such holder.

Exchange Agent

Global Bondholder Services Corporation has been appointed as the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at the address listed on the back cover page of this exchange circular. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Information Agent

Global Bondholder Services Corporation has been appointed as the information agent for the exchange offer. Questions concerning tender procedures and requests for additional copies of this exchange circular or the letter of transmittal should be directed to the information agent at the address and telephone numbers listed on the back cover page of this exchange circular. Holders of Old Notes may also contact their commercial bank, broker, dealer, trust company, or other nominee for assistance concerning the exchange offer. We will pay the information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Financial Advisor

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as our financial advisor for the exchange offer. We will pay the financial advisor a fixed fee for their services and will reimburse their reasonable out-of-pocket expenses.

Other Fees and Expenses

Tendering holders of Old Notes will not be required to pay any expenses in the exchange offer. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Old Notes in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of Old Notes unless we waive that condition for all such holders. None of us, the exchange agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of Old Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old Notes received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such Old Notes by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

We are not aware of any jurisdiction where the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the exchange offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law, If, after good faith effort, we cannot comply with applicable law, we will not make the exchange offer to, nor will we accept tenders from or on behalf of, holders of Old Notes residing in that jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the exchange offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained from the information agent.

DESCRIPTION OF THE NEW NOTES

The New Notes will be issued under an indenture between us and Wachovia Bank, National Association, as trustee, to be dated as of the exchange date.

The following summary of certain provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture. Because the following is only a summary, it does not contain all information that you may find useful. For further information you should read the indenture and the New Notes. The form of indenture and New Notes is available upon request from the Information Agent.

Definitions of certain terms are set forth under “Certain Definitions” and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the indenture, and those definitions are incorporated herein by reference.

General

The New Notes:

•	will be our general unsecured obligations and will rank senior in right of payment to all our existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the New Notes and are pari passu in right of payment with all our existing and future unsecured indebtedness that is not so subordinated (including our Convertible Senior Subordinated Notes due 2023);

•	will be limited to an aggregate principal amount at maturity equal to the aggregate principal amount at maturity of the Old Notes for which they are exchanged; and

•	will mature on January 28, 2022.

As used herein, “New Note” means a New Note having, upon issuance, a principal amount at maturity of $1,000. Except under circumstances described under “—Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event” and “Contingent Interest,” we will not pay cash interest on the New Notes; rather the New Notes will accrete to a principal amount of $1,000 per New Note upon maturity, representing a yield to maturity of 0.875% per annum (calculated from January 28, 2002) excluding any contingent interest.

The New Notes are redeemable prior to maturity on or after January 28, 2007, as described below under “—Optional Redemption,” and do not have the benefit of a sinking fund. Principal of the New Notes will be payable, and the transfer of New Notes will be registrable, at the office of the trustee.

The New Notes are being offered at a substantial discount from their principal amount at maturity. Except as described below, we will not make periodic cash payments of interest on the New Notes. Each New Note of $1,000 principal amount at maturity will be deemed to have been issued at an issue price of $839.78 (calculated from January 28, 2002, the date of issuance of the Old Notes). The accrual of original issue discount on the New Notes will continue on the same schedule as the Old Notes. For United States federal income tax purposes, we will report the accrual of original issue discount at the comparable yield of 6.22% under the contingent payment debt regulations of the Internal Revenue Code while the New Notes remain outstanding. A summary of the U.S. federal income tax consequences of the ownership and disposition of the New Notes is described in the registration statement relating to the Old Notes.

The New Notes will be issued only in registered form without coupons in denominations of $1,000 principal amount at maturity and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of New Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The New Notes will be represented by one or more global securities registered in the name of a nominee of the Depositary. See “—Book Entry, Delivery and Form.”

Ranking

The New Notes are our general unsecured obligations and are subordinated in right of payment to all our existing and future indebtedness that is not, by its terms, expressly subordinated or pari passu in right of payment to the New Notes. The New Notes are subordinated in right of payment to all our existing and future Senior Indebtedness (as defined in the indenture), including the revolving credit facility, and pari passu to our Convertible Senior Subordinated Notes due 2023.

Conversion Rights

Holders may convert New Notes, in multiples of $1,000 principal amount at maturity, at any time prior to the close of business on January 28, 2022, if the average Sale Price of our class A common stock for 20 of the 30 trading days immediately prior to the Conversion Date (as defined below) is equal to or greater than 120% of the Accreted Value as of such date of conversion, divided by the conversion rate.

Holders may also convert New Notes, regardless of the Sale Price of our class A common stock, in multiples of $1,000 principal amount at maturity, if any of the following three conditions applies.

Change in credit ratings. Holders may convert New Notes at any time if the credit ratings assigned to the New Notes by Moody’s Investor Services, Inc. and Standard & Poor’s Ratings Group are Ba1 and BB+, respectively, or lower, the New Notes are no longer rated by these two ratings services or ratings are suspended by both ratings services; provided, however, a holder may not convert New Notes in reliance on this provision until the earlier of (a) the date the New Notes are first rated by both Moody’s Investor Services, Inc. and Standard & Poor’s Ratings Group and (b) 30 calendar days from the date the New Notes are issued.

Redemption of New Notes. If we redeem the New Notes, holders may convert New Notes at any time prior to the close of business on the business day prior to the redemption date.

Occurrence of specified corporate transactions. Holders may convert New Notes at any time if we elect to:

(1) become a party to a consolidation, merger or binding share exchange pursuant to which our class A common stock would be converted into cash or property (other than securities), in which case a holder may surrender New Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date for the transaction until 15 days after the actual effective date of such transaction;

(2) distribute to all holders of our class A common stock assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the Sale Price of our class A common stock on the day preceding the declaration date for such distribution; or

(3) distribute to all holders of our class A common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of such distribution, our class A common stock at less than the Sale Price at the time of such distribution.

In the case of clause (2) or (3) above, we must notify the holders of New Notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their New Notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

New Notes for which a holder has delivered a purchase notice or a Fundamental Change purchase notice requiring us to purchase the New Notes may be converted only if such notice is withdrawn in accordance with the indenture.

The amount of cash, and, if applicable, the number of shares of our class A common stock, for which the New Notes may be converted is based on an initial conversion rate of 32.1644 shares of our class A common stock per New Note subject to adjustment upon the occurrence of certain events described below. The conversion rate will not be adjusted for accrued original issue discount or accrued and unpaid interest, if any.

To convert New Notes, a holder must do the following:

•	complete and manually sign the conversion notice on the back of the New Note or facsimile of the conversion notice and deliver such notice to the conversion agent;

•	surrender the New Note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date a holder complies with these requirements is the “Conversion Date” under the indenture.

Upon conversion, we will deliver, for each New Note, consideration having a value equal to the product of the conversion rate (32.1644, subject to adjustment) multiplied by the average of the Sale Price of our class A common stock on each of the five consecutive trading days beginning on the third business day following the Conversion Date of the New Notes (the “Applicable Stock Price”). This consideration (the “Conversion Value”) will be paid in cash (the “Required Cash Amount”) in an amount equal to the lesser of (a) the Accreted Value on the Conversion Date and (b) the product of the conversion rate multiplied by the Applicable Stock Price and the remainder, if any, will be paid, at our election, in cash, shares of our class A common stock or a combination thereof. We will give notice no later than two business days after the Conversion Date to holders who convert at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law stating whether we will pay the Conversion Value in excess of the Required Cash Amount in cash, in common stock or in a combination thereof, specifying the percentages of the Conversion Value. If a portion of the Conversion Value is to be paid in shares of our class A common stock, the number of shares to be delivered will equal (a)(i) the conversion rate multiplied by the Applicable Stock Price, minus (ii) the total of the Required Cash Amount and any additional cash paid as consideration, divided by (b) the Applicable Stock Price.

In lieu of issuing fractional shares, we will pay an amount of cash based on the Sale Price of our class A common stock on the trading day immediately preceding the Conversion Date. On conversion of New Notes, a holder will not receive any cash payment or other consideration representing accrued original issue discount or accrued and unpaid interest, if any. Our delivery to the holder of the Conversion Value (including cash in lieu of fractional shares) will be deemed:

•	to satisfy our obligation to pay the principal amount at maturity of the New Notes;

•	to satisfy any obligation to pay the increase in Accreted Value from the issue date through the Conversion Date; and

•	to satisfy any obligation to pay accrued and unpaid interest, if any.

As a result, Accreted Value is deemed to be paid in full rather than canceled, extinguished or forfeited.

The Conversion Value (including cash in lieu of fractional shares) will be delivered through the conversion agent as soon as practicable following the date of our determination of the Conversion Value.

The conversion rate will be adjusted for:

•	dividends or distributions on our class A common stock payable in our class A common stock or our other capital stock;

•	subdivisions, combinations or certain reclassifications of our class A common stock;

•	distributions to all holders of our class A common stock of certain rights to purchase our class A common stock for a period expiring within 60 days at less than the Sale Price at the time;

•	distributions to all holders of our class A common stock of our assets, debt securities or certain rights to purchase our securities (other than, prior to January 28, 2007, cash dividends or other cash distributions described in the bullet point below), which distribution has a per share value exceeding 10% of the Market Price on the day preceding the declaration of such distribution (aggregating distributions on an annual basis); and

•	Prior to January 28, 2007: dividends or other distributions consisting exclusively of cash to all holders, excluding: (A) any cash that is distributed as part of a distribution referred to in the immediately preceding bullet point and (B) any quarterly cash dividend on our common stock to the extent that such quarterly cash dividend does not exceed $0.04 (on an annualized basis) (the “Dividend Amount”); the above Dividend Amount is also subject to adjustment on the same basis as the conversion rate, provided that no adjustment will be made to the Dividend Amount for any adjustment made to the conversion rate pursuant to this bullet point.

No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% of the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of class A common stock or any securities convertible into or exchangeable for class A common stock or carrying the right to purchase any of the foregoing.

No adjustment need be made if holders may participate in the transaction that would otherwise give rise to such an adjustment. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities distributed to shareholders (a) equals or exceeds the Sale Price of our class A common stock, or (b) such Sale Price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder will be entitled to receive upon conversion, in addition to the Conversion Value, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such holder’s New Notes immediately prior to the record date for determining the shareholders entitled to receive the distribution. The indenture will permit us to increase the conversion rate from time to time.

If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert New Notes into class A common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of ours or of another person’s which the holder would have received if the holder had converted the holder’s New Notes immediately prior to the transaction.

Holders of the New Notes may, in certain circumstances, be deemed to have received a distribution treated as a dividend for United States federal income tax purposes as the result of:

•	a taxable distribution to holders of our class A common stock which results in an adjustment of the conversion rate; or

•	an increase in the conversion rate at our discretion.

If we exercise our option to have cash interest accrue on the New Notes following a Tax Event, the holder will be entitled on conversion to receive the same amount of cash, shares of our class A common stock or other property that the holder would have received if we had not exercised this option.

If we exercise our option to have cash interest accrue on the New Notes following a Tax Event or are required to pay contingent interest, New Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business of the next interest payment date, except for New Notes to be redeemed on a date within this period or on the next interest payment date, must be accompanied by payment of an amount equal to the contingent interest or interest that the holder is to receive on the New Notes. See “—Contingent Interest” and “—Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event.”

Contingent Interest

Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of New Notes during any six-month period from January 28 to July 27 and from July 28 to January 27, commencing with the six-month period beginning January 28, 2007, if the average (the “Average New Note Price”) of the New Note Prices for the Applicable Five Trading Day Period equals 120% or more of the Accreted Value of such New Notes on the day immediately preceding the relevant six-month period. See “—Optional Redemption” for a listing of the Accreted Value at specified dates. We will pay contingent interest only in cash. “Applicable Five Trading Day Period” means the five trading days ending on the second trading day immediately preceding the relevant six-month period, unless we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, in which case the “Applicable Five Trading Day Period” means the five trading days ending on the second trading day immediately preceding such record date.

The amount of contingent interest payable per New Note in respect of any six-month period will equal 0.125% of the Average New Note Price for the Applicable Five Trading Day Period.

Contingent interest, if any, will accrue and be payable to holders of New Notes as of the fifteenth day preceding the last day of the relevant six-month period. Such payments will be paid on the last day of the relevant six-month period. For United States federal income tax purposes, original issue discount will continue to accrue at the comparable yield, which we will report as 6.22% under the contingent debt payment regulations of the Internal Revenue Code, subject to adjustment for actual payments of contingent interest. A summary of the U.S. federal income tax consequences of the ownership and disposition of the New Notes is described in the registration statement relating to the Old Notes.

The “New Note Price” on any date of determination means the average of the secondary market bid quotations per New Note obtained by the bid solicitation agent for $5 million principal amount at maturity of New Notes at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated securities dealers we select, provided that if:

•	at least three such bids are not obtained by the bid solicitation agent, or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the New Notes,

then the New Note Price will equal (a) the then applicable conversion rate of the New Notes multiplied by (b) the average Sale Price of our class A common stock on the five trading days ending on such determination date.

The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the New Notes.

Upon determination that holders will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and publish such information on our corporate web site or such other reasonable media as we reasonably determine.

Optional Redemption

No sinking fund is provided for the New Notes. Beginning on January 28, 2007, at our option we may redeem the New Notes for cash at any time as a whole, or from time to time in part, at a price (the “redemption price”) equal to the Accreted Value, plus accrued and unpaid interest, if any. If converted to semi-annual cash pay New Notes (“Cash Pay Notes”) following the occurrence of a Tax Event, the New Notes will be redeemable at the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion through the redemption date. However, in no event may the New Notes be redeemed prior to January 28, 2007. See “—Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event.” We will give holders not less than 30-days’ nor more than 60-days’ notice of redemption.

The table below shows what the Accreted Value of a New Note would be on January 28, 2007, and at specified dates thereafter prior to maturity and at maturity on January 28, 2022. The Accreted Value, in dollars, of a New Note redeemed between such dates would include an additional amount reflecting the increase in Accreted Value since the next preceding date in the table.

Redemption Date	Issue Price (calculated from January 28, 2002) (1)	Increase in Accreted Value at 0.875% (2)	Redemption Price (1+2)
January 28, 2007	$839.78	$37.47	$877.25
January 28, 2008	839.78	45.16	884.94
January 28, 2009	839.78	52.93	892.71
January 28, 2010	839.78	60.75	900.53
January 28, 2011	839.78	68.65	908.43
January 28, 2012	839.78	76.62	916.40
January 28, 2013	839.78	84.65	924.43
January 28, 2014	839.78	92.76	932.54
January 28, 2015	839.78	100.94	940.72
January 28, 2016	839.78	109.19	948.97
January 28, 2017	839.78	117.51	957.29
January 28, 2018	839.78	125.90	965.68
January 28, 2019	839.78	134.37	974.15
January 28, 2020	839.78	142.91	982.69
January 28, 2021	839.78	151.53	991.31
January 28, 2022	$839.78	$160.22	$1,000.00

If less than all of the outstanding New Notes are to be redeemed, the trustee shall select the New Notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof. In this case the trustee may select the New Notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder’s New Notes is selected for partial redemption and the holder converts a portion of the New Notes, the converted portion shall be deemed to be the portion selected for redemption.

Purchase of New Notes at the Option of the Holder

On the purchase dates indicated below, we will, at the option of the holder, be required to purchase any outstanding New Notes for which a written purchase notice has been properly delivered by the holder to the trustee and not withdrawn, subject to specified additional conditions. Holders may submit their New Notes for purchase to the paying agent at any time from the opening of business on the date that is 30 business days prior to such purchase date until the close of business on such purchase date.

The purchase price of a New Note (in each case, plus accrued and unpaid interest, if any) will be:

•	$862.07 per New Note on January 28, 2005;

•	$869.62 per New Note on January 28, 2006;

•	$877.25 per New Note on January 28, 2007;

•	$916.40 per New Note on January 28, 2012; and

•	$957.29 per New Note on January 28, 2017.

The foregoing Dollar amounts equal the Accreted Value on the respective purchase dates.

If prior to a purchase date the New Notes have been converted to Cash Pay Notes, the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the purchase date. See “—Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event.”

We will pay cash for all New Notes submitted to us by holders for purchase thereof pursuant to the option described above. A summary of the U.S. federal income tax consequences of such a disposition of a note is described in the registration statement relating to the Old Notes.

We will be required to give notice on a date not less than 30 business days prior to each purchase date by giving notice to all holders and beneficial owners as required by applicable law, stating among other things the procedures that holders must follow to require us to purchase their New Notes.

The purchase notice given by each holder electing to require us to purchase New Notes shall state:

•	if certificated, the certificate numbers of the holder’s New Notes to be delivered for purchase;

•	the portion of the principal amount at maturity of New Notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the New Notes are to be purchased by us pursuant to the applicable provisions of the New Notes and the indenture.

Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date.

The notice of withdrawal shall state:

•	the principal amount at maturity being withdrawn;

•	if certificated, the certificate numbers of the New Notes being withdrawn; and

•	the principal amount at maturity of the New Notes that remain subject to the purchase notice, if any.

In connection with any purchase offer pursuant to these provisions, to the extent applicable we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

Payment of the purchase price for New Notes for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the New Notes, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the New Notes will be made promptly following the later of the purchase date or the time of delivery of the New Notes.

If the paying agent holds money or securities sufficient to pay the purchase price of a New Note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the New Note will cease to be outstanding and will cease to accrete original issue discount, whether or not the New Note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the New Note.

Our ability to purchase New Notes may be limited by the terms of our then existing indebtedness or financing agreements.

No New Notes may be purchased at the option of holders if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the purchase price of all such New Notes.

Fundamental Change Permits Holders to Require Us to Purchase New Notes

If a Fundamental Change occurs at any time prior to January 28, 2007, each holder will have the right, at the holder’s option, to require us to purchase any or all of the holder’s New Notes. The New Notes may be purchased in integral multiples of $1,000 principal amount at maturity. We will purchase the New Notes at a price equal to the Accreted Value of the New Notes on the purchase date plus accrued and unpaid interest, if any. See the table under “—Optional Redemption.” If, prior to the purchase date, we elect to convert the New Notes to Cash Pay Notes, the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the purchase date. See “—Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event.” If a Fundamental Change occurs on or after January 28, 2007, no holder will have a right to require us to purchase any New Notes, except as described above under “—Purchase of New Notes at the Option of the Holders.”

We will pay the purchase price for any New Notes which holders require us to purchase upon a Fundamental Change in cash. A summary of the U.S. federal income tax consequences of such a disposition of a note is described in the registration statement relating to the Old Notes.

A “Fundamental Change” will be deemed to have occurred at such time after the original issuance of the New Notes as any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act (other than us, our subsidiaries or our or their employee benefit plans) files a Schedule TO (or any schedule, form or report under the Exchange Act) disclosing that such person or group has become the direct or indirect ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of our Common Equity representing more than 50% of the voting power of our Common Equity;

(2) consummation of any share exchange, consolidation or merger pursuant to which our class A common stock will be converted into cash, securities or other property or any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of our consolidated assets (considered together with our subsidiaries) to any person (other than one of our subsidiaries); provided, however, that a transaction where the holders of more than 50% of all classes of our Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity (as defined herein) of the continuing or surviving corporation or transferee immediately after such event shall not be a Fundamental Change; or

(3) Continuing Directors (as defined herein) cease to constitute at least a majority of our board of directors.

A Fundamental Change will not be deemed to have occurred, however, if either:

(I) the Sale Price of our class A common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the announcement thereof, shall equal or exceed 105% of the Accreted Value as of such date, divided by the conversion rate, or

(II) at least 90% of the consideration in the transaction or transactions constituting the Fundamental Change consists of shares of class A common stock traded on a national securities exchange or quoted on the NASDAQ Stock Market (or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change) (such securities being referred to as “publicly traded securities”) and as a result of such transaction or transactions the New Notes become convertible into cash and such publicly traded securities (excluding cash payments for fractional shares), if any, to the extent the Conversion Value (based on such publicly traded securities) exceeds the Accreted Value of the New Notes.

On or before the 20th day after the occurrence of a Fundamental Change, we will provide to all holders of the New Notes and the trustee a notice of the occurrence of the Fundamental Change and of the resulting purchase right. Such notice shall state, among other things, the procedures that holders must follow to require us to purchase their New Notes.

To exercise the purchase right, holders of New Notes must deliver, on or before the 35th day after the date of our notice of a Fundamental Change, subject to extension to apply with applicable law, the New Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form titled “Option to Elect Purchase Upon a Fundamental Change” on the reverse side of the New Notes duly completed, to the paying agent. The purchase notice given by each holder electing to require us to purchase New Notes shall state:

•	if certificated, the certificate numbers of the holder’s New Notes to be delivered for purchase;

•	the portion of the principal amount at maturity of New Notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the New Notes are to be purchased by us pursuant to the applicable provisions of the New Notes and the indenture.

Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal shall state:

•	the principal amount at maturity being withdrawn;

•	if certificated, the certificate numbers of the New Notes being withdrawn; and

•	the principal amount at maturity of the New Notes that remain subject to the purchase notice, if any.

We will be required to purchase the New Notes no later than 35 business days after the occurrence of the relevant Fundamental Change subject to extension to comply with applicable law.

In connection with any purchase offer pursuant to these provisions, to the extent applicable we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act; and

•	file Schedule TO or any other required schedule under the Exchange Act.

The purchase rights of the holders could discourage a potential acquirer of us. The Fundamental Change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the New Notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No New Notes may be purchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of all such New Notes.

Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event

From and after the date of the occurrence of a Tax Event, we will have the option to elect to have cash interest in lieu of future original issue discount accrue on all, and not less than all of, the New Notes at the rate of 0.875% per year. If we exercise this option to pay cash interest, the principal amount of each New Note will be restated (the “Restated Principal Amount”) and will equal its Accreted Value on the date of the Tax Event or the date on which we exercise the option described herein, whichever is later (the “Option Exercise Date”).

Such interest will accrue from the Option Exercise Date and will be payable in cash semi-annually on the interest payment dates of January 28 and July 28 of each year to holders of record at the close of business on January 5 or July 5 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will initially accrue from the Option Exercise Date and thereafter from the last date to which interest has been paid. If we exercise this option to pay cash interest, the redemption price, purchase price and Fundamental Change purchase price on the New Notes will be adjusted. However, there will be no change in the holder’s conversion rights.

A “Tax Event” means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this offering memorandum, as a result of:

(1) any amendment to, or change in (including any announced proposed change in), the laws, rules or regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or

(2) any official administrative pronouncement, action or judicial decision interpreting or applying such laws or regulations,

in each case which amendment or change is enacted, promulgated, issued or announced or which proposed change, pronouncement, action or decision is issued or announced, on or after the date of this offering memorandum, there is more than an insubstantial risk that interest (including interest calculated at the “comparable yield,” original issue discount or contingent interest, if any) in respect of the New Notes either:

•	would not be deductible on a current accrual basis, or

•	would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

The modification of the terms of the New Notes by us upon a Tax Event, as described above, may alter the timing of income recognition by holders of the New Notes with respect to the semi-annual payments of interest due on the New Notes after the Option Exercise Date.

Events of Default

Each of the following will constitute an event of default under the indenture:

•	default in payment of the principal amount at maturity (or if the New Notes have been converted to Cash Pay Notes following a Tax Event, the Restated Principal Amount), redemption price, purchase price or Fundamental Change purchase price with respect to any New Notes when such amount becomes due and payable;

•	our failure for 20 days to deliver the Conversion Value (including cash in lieu of fractional shares) when required to be delivered following conversion of a New Note;

•	if contingent interest is payable or the New Notes have been converted to Cash Pay Notes following a Tax Event, the failure to pay such interest due within 30 days of the due date;

•	a failure to comply with any of our other agreements contained in the indenture for a period of 60 days after notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount at maturity of the New Notes;

•

the occurrence of an event of default within the meaning of another mortgage, indenture or debt, instrument under which there may be issued any of our Indebtedness, other than the New Notes, in an amount in excess of $25,000,000 and which results in the Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and we have not cured the default in payment or the acceleration is not rescinded or annulled in each case within 10 days after written notice to us from trustee or to us and to the trustee from the holders of at least 25% in principal amount at maturity of the New Notes; provided, however, that if, prior to a declaration of acceleration of the maturity of the New Notes or the entry of judgment in favor of the trustee in a suit pursuant to the indenture, the default has been remedied or cured by us or waived by the holders of the Indebtedness, then the event of default will be deemed likewise to have been remedied, cured or waived; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us and our Restricted Subsidiaries.

No event of default with respect to a series of our debt securities other than the New Notes, except as to certain events involving bankruptcy, insolvency or reorganization with respect to us, necessarily constitutes an event of default with respect to the New Notes.

In general, the indenture obligates the trustee to give notice of a default with respect to the New Notes to the holders of those New Notes. The trustee may withhold notice of any default, except a default in payment on any New Notes, if the trustee determines it is in the best interest of the holders of the New Notes to do so.

If there is a continuing event of default, the trustee or the holders of at least 25% in principal amount at maturity of the New Notes may require us to repay immediately the issue price of the New Notes plus the original issue discount on the New Notes accrued through the date of such declaration (or, if the New Notes have been converted to Cash Pay Notes, the Restated Principal Amount plus accrued and unpaid interest) on all New Notes. In the case of an event of default resulting from events of bankruptcy, insolvency or reorganization with respect to us (but not our subsidiaries), the issue price of the New Notes plus the original issue discount on the New Notes accrued through the date of such declaration on all New Notes will become immediately payable without any act on the part of the trustee or any holder of New Notes. Subject to certain conditions, the holders of a majority in principal amount at maturity of the New Notes may rescind our obligation to accelerate repayment and may waive past defaults, except (1) a default described in the first or third bullet point above, (2) a default with respect to a provision of the indenture which cannot be amended without the consent of each holder affected by the amendment or (3) a default which constitutes a failure to convert any New Notes in accordance with its terms and the terms of the indenture.

Under the terms of the indenture, the trustee may refuse to enforce the indenture or the New Notes unless it first receives satisfactory security or indemnity from the holders of New Notes. Subject to limitations specified in the indenture, the holders of a majority in principal amount at maturity of the New Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

No holder of New Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any other remedy under the indenture unless:

•	the holder shall have previously given to the trustee written notice of a continuing event of default with respect to the New Notes, and

•	the holders of at least 25% in principal amount at maturity of the New Notes have made written request, and offered indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the New Notes a direction inconsistent with the request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any New Notes will have an absolute and unconditional right to receive payment of the principal of and interest and premium, if any, on the New Notes on or after the due dates expressed in the New Notes and to institute suit for the enforcement of any such payment.

We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Modification and Waiver

The indenture permits us and the trustee to amend the indenture without the consent of the holders of New Notes:

•	to evidence the succession of another corporation and the assumption of our covenants under the indenture and the New Notes;

•	to add to our covenants or to the events of default or to make certain other changes which would not adversely affect in any material respect the holder of any outstanding New Notes;

•	to cure any ambiguity, defect or inconsistency; and

•	for other purposes as described in the indenture.

The indenture also permits us and the trustee, with the consent of the holders of a majority in principal amount at maturity of the New Notes voting as a class, to add any provisions to or change or eliminate any of the provisions of the indenture or to modify the rights of the holders of New Notes, provided, however, that, without the consent of the holder of each of the New Notes so affected, no such amendment may:

•	reduce the principal amount at maturity, Restated Principal Amount or issue price, or extend the stated maturity, of any New Notes;

•	reduce the redemption price, purchase price or Fundamental Change purchase price of any New Notes;

•	make any change that adversely affects the right to convert any New Notes;

•	except as otherwise provided herein and in the indenture, alter the manner or rate of accrual of original issue discount or interest on any New Notes, reduce the rate of interest upon the occurrence of a Tax Event, or extend the time for payment of original issue discount or interest, if any, on any New Notes;

•	reduce the amount of principal payable upon acceleration of maturity;

•	change the place of payment where, or the currency or currency unit in which, the New Notes are payable;

•	reduce the percentage in principal amount at maturity of affected New Notes the consent of whose holders is required for amendment of the indenture or for waiver of compliance with some provisions of the indenture or for waiver of some defaults;

•	change our obligation with respect to the redemption provisions of the indenture in a manner adverse to the holder; or

•	modify the provisions relating to waiver of some defaults or any of the provisions relating to amendment of the indenture except to increase the percentage required for consent or to provide that some other provisions of the indenture may not be modified or waived.

The holders of a majority in principal amount at maturity of the outstanding New Notes may waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in principal amount at maturity of the outstanding New Notes may also waive certain past defaults under the indenture. See “—Events of Default.”

Consolidation, Merger and Sale of Assets

We may not consolidate or merge with or into any other person, including any other entity, or convey, transfer or lease all or substantially all of our properties and assets to any person or group of affiliated persons unless:

•	we are the continuing corporation or the person, if other than us, formed by such consolidation or with which or into which we are merged or the person to which all or substantially all our properties and assets are conveyed, transferred or leased is a corporation organized and existing under the laws of the United States, any of its States or the District of Columbia and expressly assumes our obligations under the New Notes and the indenture; and

•	immediately after giving effect to the transaction, there is no default and no event of default under the indenture.

If we consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of our property and assets as described in the preceding paragraph, the successor corporation shall succeed to and be substituted for us, and may exercise our rights and powers under the indenture, and thereafter, except in the case of a lease, we will be relieved of all obligations and covenants under the indenture and the New Notes.

Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring on or prior to January 28, 2007 could constitute a Fundamental Change (as defined herein) permitting each holder to require us to purchase the New Notes of such holder as described above.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding New Notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the New Notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a Fundamental Change purchase date, or upon conversion or otherwise, cash sufficient to pay all of the outstanding New Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Limitation of Claims in Bankruptcy

If a bankruptcy proceeding is commenced in respect of us, the claim of the holder of a New Note is, under Title 11 of the United States Code, limited to the issue price of the New Note plus that portion of the original issue discount that has accreted from the date of issue to the commencement of the proceeding.

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939, as amended, contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

The trustee is a lender under our credit facility and the trustee is also the trustee under other indentures relating to certain of our outstanding indebtedness. The trustee and its affiliates have performed banking, investment banking, custodial and advisory services for us from time to time for which it and they have received customary fees and expenses.

Calculations in Respect of New Notes

We or our agents will be responsible for making all calculations called for under the New Notes. These calculations include, but are not limited to, determination of the market prices of the New Notes and of the class A common stock and amounts of interest and contingent interest, if any, on the New Notes. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of New Notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all terms used in the indenture.

“Accreted Value” means, at any date of determination, (1) prior to such time as the New Notes are converted to Cash Pay Notes, the sum of (x) the issue price of each New Note, or $839.78, and (y) the portion of the excess of the principal amount of each New Note over such issue price which shall have been amortized by us in accordance with generally accepted accounting principles through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each January 28 and July 28 at the rate of 0.875% per annum from the issue date of January 28, 2002 through the date of determination computed on the basis of a 360-day year of twelve 30-day months and (2) at or after such time as the New Notes are converted to Cash Pay Notes, the Restated Principal Amount. As of December 30, 2004, the expected exchange date (unless the exchange offer is extended by us), the Accreted Value of the New Notes will be $861.48.

“Class A common stock” means our class A common stock, par value $0.01 per share, as it exists on the date of the indenture and any shares of any class or classes of our capital stock resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of us and which are not subject to redemption by us; provided, however, that if at any time there shall be more than one such resulting class, the conversion rate and the determination of the Conversion Value shall be based on all the shares of such classes resulting from all such reclassifications.

“Common Equity” of any person means capital stock of such person that is generally entitled to (1) vote in the election of directors of such person or (2) if such person is of a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such person.

“Continuing Director” means a director who either was a member of our board of directors on the date of this offering memorandum or who becomes a director of ours subsequent to such date and whose election, or nomination for election by our stockholders, is duly approved by a majority of the Continuing Directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

The “Market Price” as of any date means the average of the Sale Prices of our class A common stock for the five trading-day period ending on the third business day (if the third business day prior to the applicable date is a trading day or, if not, then on the last trading day) prior to such date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading-day period and ending on such date, of certain events with respect to our class A common stock that would result in an adjustment of the conversion rate.

The “Sale Price” of our class A common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our class A common stock is traded or, if our class A common stock is not listed on a United States national or regional securities exchange, as reported on the NASDAQ Stock Market.

Book Entry, Delivery and Form

The New Notes offered hereby will be issued in the form of one or more fully registered Global Notes (the “Global Notes”). The Global Notes will be deposited on or about the issue date with, or on behalf of, The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the “Global Notes Holder”).

The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the “Participants” or the “Depositary’s Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary’s Participants or the Depositary’s Indirect Participants.

We expect that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount at maturity of the Global Notes and (ii) ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary’s Participants), the Depositary’s Participants and the Depositary’s Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer New Notes will be limited to such extent.

So long as the Global Notes Holder is the registered owner of any New Notes, the Global Notes Holder will be considered the sole owner or holder of such New Notes outstanding under the indenture. Except as provided below, owners of New Notes will not be entitled to have New Notes registered in their names, will not receive or be entitled to receive physical delivery of New Notes in definitive form, and will not be considered the holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. As a result, the ability of a person having a beneficial interest in New Notes represented by the Global Notes to pledge such interest to persons or entities that do not participate in the Depositary’s system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

Neither we, the trustee, the paying agent nor the New Notes Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such New Notes.

Payments in respect of the principal, premium, if any, and interest on any New Notes registered in the name of a Global Notes Holder on the applicable record date will be payable by the trustee to or at the direction of such Global Notes Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes (including principal, premium, if any, and interest).

We believe, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount at maturity of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owner of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

As long as the New Notes are represented by one or more Global Notes, the Depositary’s nominee will be the holder of the New Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the New Notes. See “Purchase of New Notes at the Option of the Holder,” and “Fundamental Change Permits Holders to Require Us to Purchase New Notes.” Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to require purchase or conversion of beneficial interests in New Notes represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary’s nominee will timely exercise a right to purchase or conversion with respect to particular New Notes, the beneficial owner of such New Notes must instruct the broker or the Participant or Indirect Participant through which it holds an interest in such New Notes to notify the Depositary of its desire to exercise a right to purchase or conversion. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in New Notes in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. We will not be liable for any delay in delivery of notices of the exercise of the option to elect purchase or conversion.

If DTC is at any time unwilling to continue as Depositary and a successor Depositary is not appointed by us within 90 days, we will issue definitive New Notes in exchange for the Global Notes.

Same-Day Settlement and Payment

The indenture requires that payments in respect of the New Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Notes Holder.

Transfer and Exchange

A holder may transfer or exchange the New Notes in accordance with the procedures set forth in the indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The Registrar is not required to transfer or exchange any New Notes selected for redemption. Also, the Registrar is not required to transfer or exchange any New Notes for a period of 15 days before a selection of the New Notes to be redeemed.

The registered holder of a New Note will be treated as the owner of it for all purposes.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 750,000,000 shares of class A common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of November 24, 2004, 243,840,418 shares of our class A common stock and no shares of Preferred Stock were issued and outstanding. As of November 24, 2004, approximately 9.2 million shares of our class A common stock were reserved for issuance under outstanding employee and non-employee director stock options.

Common Stock

Under our certificate of incorporation and bylaws, holders of our class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. A plurality of the votes cast is needed to elect directors. A majority of votes cast is needed to take any other action, except as otherwise provided by law. Our board of directors is not classified and class A common stockholders do not have cumulative voting rights. Without the affirmative vote of 70% of the holders of the shares of our class A common stock, we cannot consolidate or merge with any other entity or sell, lease, exchange or transfer all or substantially all of our assets. Additionally, subject to preferences that may be applicable to our preferred stock, the holders of our class A common stock are entitled to receive dividends, if any, as may be declared by our board of directors out of legally available funds. In case we are liquidated, dissolved or wound up, the holders of our class A common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after we pay off all of our liabilities. Holders of our class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our class A common stock. The rights, preferences and privileges of our class A common stock are subject to the rights of the holders of shares of any series of preferred stock that our board of directors designate and issue in the future.

Preferred Stock

Under our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to authorize and issue shares of preferred stock in one or more series. Our board of directors may fix the number of shares as well as the rights, preferences, powers and restrictions of any series of preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our class A common stock. Such issuance may also have the effect of delaying, deferring or preventing a third party from taking control away from our present management.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of the exchange offer. This discussion applies only to Old Notes and New Notes held as capital assets, and does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding Old Notes or New Notes as part of a hedge;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons subject to the alternative minimum tax.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this exchange circular may affect the tax consequences described herein. Persons considering participating in the exchange offer are urged to consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of Old Notes or New Notes that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

The term “U.S. holder” also includes certain former citizens and residents of the United States.

Tax Consequences to U.S. Holders

Tax Consequences for U.S. Holders Participating in the Exchange

The law is unclear as to whether the exchange of the Old Notes for the New Notes should be treated as an “exchange” for U.S. federal income tax purposes. The exchange of Old Notes for New Notes would be treated as an “exchange” for U.S. federal income tax purposes if the exchange is considered a “significant modification” of the Old Notes. The exchange would be treated as a significant modification if the differences between the Old Notes and the New Notes were deemed to be economically significant. We intend to take the position that the exchange of Old Notes for New Notes should not be treated as a significant modification for U.S. federal income tax purposes. By participating in the exchange offer, each holder will be deemed to have agreed pursuant to the indenture governing the New Notes to treat the exchange as not constituting a significant modification.

If, consistent with our position, the exchange of Old Notes for New Notes is not treated as a significant modification for U.S. federal income tax purposes, the New Notes received by a holder would be treated as a continuation of the Old Notes in the hands of such holder. As a result there would be no U.S. federal income tax consequences to holders who participate in the exchange as a result of such participation. An exchanging holder of the Old Notes would have the same tax basis and holding period in the New Notes as such holder had in its Old Notes immediately prior to the exchange.

Moreover, a holder of the New Notes would have the same tax consequences as would have applied if such holder had continued to hold its Old Notes. In particular, as the Old Notes are treated as “contingent payment debt obligations” for U.S. federal income tax purposes, the New Notes would continue to be so treated. Pursuant to the terms of the indenture for the New Notes, holders will agree to treat the New Notes as subject to the Treasury regulations that apply to contingent payment debt obligations and to continue to accrue interest in the same manner and amount as for the Old Notes.

U.S. holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of participating in an exchange and holding a note.

Constructive Dividends

As discussed in the registration statement relating to the Old Notes, if at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the New Notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to the U.S. holders of the New Notes. For example, an increase in the conversion rate in the event of cash dividends will generally result in deemed dividend treatment to U.S. holders of New Notes. However, an increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will generally not be a taxable dividend.

Tax Consequences for U.S. Holders Not Participating in the Exchange

A holder that does not participate in the exchange will have no U.S. federal income tax consequences as a result of the exchange.

Possible Alternative Tax Characterization of the Exchange

There can be no assurances that the IRS will agree that the exchange does not constitute a significant modification for U.S. federal income tax purposes. If, contrary to our position described above, the exchange were to constitute a significant modification, the U.S. federal income tax consequences of the exchange would depend on whether the exchange were treated as a recapitalization. The exchange would be treated as a recapitalization only if both the Old Notes and the New Notes constitute “securities” within the meaning of the provisions of the Code governing reorganizations. This, in turn, depends upon the terms and conditions of, and other facts and circumstances relating to, the notes and upon the application of numerous judicial decisions. Of particular relevance to the determination of whether the Old Notes and the New Notes are securities for U.S. federal income tax purposes is the term of these particular instruments.

In the event that, contrary to our position, the exchange did constitute a significant modification for U.S. federal income tax purposes, it is unclear whether the exchange would be treated as a recapitalization. If the exchange did constitute a significant modification but did not qualify as a recapitalization, a U.S. holder might be required to recognize gain (taxable as ordinary income) in an amount equal to the difference between the amount realized on the exchange and the holder’s adjusted basis in the Old Notes surrendered. Any loss might be disallowed under applicable rules relating to “wash sales.” For these purposes, assuming that the Old Notes or the New Notes are considered to be publicly traded, a U.S. holder’s amount realized would equal the fair market value of the New Notes received. U.S. holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the exchange, including whether the exchange would be treated as a recapitalization for U.S. federal income tax purposes.

In the event that, contrary to our position, the exchange did constitute a “significant modification” for U.S. federal income tax purposes, we would need to determine the comparable yield and projected payment schedule for the New Notes. U.S. holders would be subject to U.S. federal income tax consequences that are consistent with the description of the contingent payment debt instrument regulations contained in the registration statement relating to the Old Notes, including, among other things, a requirement that U.S. holders accrue interest for U.S. federal income tax purposes based on the revised comparable yield. For purposes of the contingent payment debt instrument regulations, the issue price of the New Notes would be equal to their fair market value at the time of the exchange and be adjusted in subsequent periods in a manner consistent with the description contained in the registration statement relating to the Old Notes.

Tax Consequences to Non-U.S. Holders

As used herein, the term non-U.S. holder means a beneficial owner of Old Notes or New Notes that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

If, consistent with our position, the exchange of Old Notes for New Notes is not treated as a significant modification for U.S. federal income tax purposes, then, as discussed above, the New Notes will be treated as a continuation of the Old Notes. Assuming such treatment, there will be no U.S. federal income tax consequences to a non-U.S. holder who participates in the exchange. If, contrary to our position, the exchange of the Old Notes for New Notes would constitute a significant modification for U.S. federal income tax purposes, any gain realized by a non-U.S. holder would be eligible for exemption from U.S. federal income or withholding tax to the same extent as described in the registration statement relating to the Old Notes for any sale or exchange of the Old Notes. In either case, a non-U.S. holder generally should have the same U.S. federal income tax consequences of holding New Notes as would have arisen if it continued to hold Old Notes, including withholding and other consequences described in the registration statement relating to the Old Notes.

The conversion rate of the New Notes is subject to adjustment in certain circumstances. As discussed in the registration statement relating to the Old Notes, such adjustment could, in some circumstances, give rise to a deemed distribution to non-U.S. holders of the New Notes (see “Tax Consequences to U.S. Holder-Constructive Dividends” above). In such case, the deemed distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Such dividends will generally be subject to U.S. withholding tax at a 30% rate, subject to a reduction by an applicable income tax treaty. Any such withholding tax may be withheld from payments of interest or principal made on the New Notes. A non-U.S. holder who is subject to withholding tax should consult its own tax advisors as to whether it can obtain a refund for all or a portion of the withholding tax.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

Our class A common stock is listed on the New York Stock Exchange. You may also inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

You may request a copy of our recent SEC filings (excluding exhibits), the form of the indenture related to the New Notes and the form of New Notes at no cost, by writing or telephoning us at the following address:

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108-2710

Attention: Robert E. Farnham, Senior Vice President

and Chief Financial Officer

Telephone: (239) 598-3131

VALIDITY OF SECURITIES

The validity of the New Notes will be passed upon for HMA by Davis Polk & Wardwell, New York, New York.

The exchange agent for the exchange offer is:

Global Bondholder Services Corporation

By facsimile:

(For Eligible Institutions only):

(212) 430-3775

Confirmation:

(212) 430-3774

By Mail:	By Overnight Courier:	By Hand:
65 Broadway—Suite 704 New York, NY 10006	65 Broadway—Suite 704 New York, NY 10006	65 Broadway—Suite 704 New York, NY 10006

Requests for assistance regarding the procedures for tendering Old Notes and requests for additional copies of this exchange circular and letter of transmittal may be directed to the information agent at its address or telephone numbers set forth below. The exchange agent and the information agent will answer questions with respect to the exchange offer solely by reference to the terms of this exchange circular.

The information agent for the exchange offer is:

Global Bondholder Services Corporation

65 Broadway—Suite 704

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free (866) 873-5600